SDC Announces Sale of TATRA Truck Unit

Palm Beach, Florida, September 3, 2003 - SDC International, Inc. (OTC:SDCN) today announced that its Czech Republic subsidiary, SDC Prague, s.r.o., has sold its 51% interest in the company's operating unit, Czech truck manufacturer, TATRA, a.s. to another TATRA shareholder, Terex Corporation (NYSE:TEX). The sale was made for a combination of cash, Terex shares, and forgiveness of acquisition-related debt incurred by SDC in its original acquisition of TATRA in late December 2001. SDC Prague had paid approximately US$6.1 million to the Czech government for its 51% interest, and the value of the sale to Terex is approximately US$12.5 million.

The sale of its interest in TATRA ends a difficult operating period for SDC. The Company purchased TATRA from the Czech government on late 2001, only to see the Czech crown make a significant move against the US dollar in 2002, causing losses of almost US$15 million to its operations while revenues slipped from US$150 million to US$138 million in 2002. During the same year, while attempting to consolidate all seven TATRA companies into SDC and convert from Czech Accounting Standards (CAS) to U.
S. GAAP accounting, the company's auditor resigned after completing the Czech accounting audit but before completion of the U. S. GAAP consolidated audit. Although the audit services of BDO were engaged soon after, SDC lost almost one year in its effort to file its financial statements with the U. S. Securities and Exchange Commission. According to the company's Chief Financial Officer, Thomas B. Walker, "That problem, combined with the unexpected losses at TATRA due largely to the currency change, prevented SDC from being able to raise the necessary working capital for TATRA". According to company reports, its restructuring efforts at TATRA lowered operating costs by over US$15 million per year and new order flow was good, but TATRA continued to struggle against the working capital deficiency. TATRA reduced its workforce this year from 5,600 to about 4,000 workers.

Shortly after SDC's initial acquisition of its interest in TATRA, Terex provided TATRA with a secured working capital facility. Due to the adverse financial position of TATRA and SDC's inability to provide adequate working capital to the operation, Terex provided TATRA with additional secured working capital loans during 2003. However, in June 2003, Terex, as the major secured lender to SDC and TATRA, warned both SDC and TATRA that it would possibly foreclose on its security interest in the 51% TATRA shares owned by SDC Prague if SDC was not able to provide TATRA the additional working capital necessary to produce the trucks on order by TATRA customers. According to SDC Chairman and CEO Ronald Adams,
"after attempting to raise the necessary capital and after discussions with many qualified lenders and investors, we had the choice to either sell our interest to Terex or face a foreclosure which would most likely lead to SDC's bankruptcy. By agreeing to this sale of our interest, we have avoided a likely bankruptcy or liquidation of SDC, have generated cash for SDC and have left TATRA in good hands. According to the reports of fairness opinion experts, this was the best commercially viable solution for SDC and its shareholders."

Terex Chairman and CEO Ronald M. DeFeo said that now that Terex is the controlling shareholder of TATRA, Terex will be in a position to provide TATRA with the additional working capital funding necessary at TATRA. Upon completion of the acquisition, Terex now owns approximately 71% of TATRA. Terex is a diversified global manufacturer based in Westport, Connecticut, with 2002 revenues of $2.8 billion.


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About SDC International

SDC International is a publicly traded U.S.-based company focused
on   acquiring  well-established  industrial  manufacturers  with
substantial  revenues within Central and Eastern  Europe.   TATRA
was  the  first acquisition in SDC's plan.  Visit the SDC website at www.sdcn.com.
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Contact:   SDC  International, Philip Huber, SDC Vice  President,
email at phuber@sdcinternational.com.
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Certain information in this announcement includes forward-looking statements  regarding future events or the future performance  of
SDC   International   that  involve  certain  contingencies   and
uncertainties. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual events or performance to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond SDC's control, include, among others: the effects of changes in laws and regulations; the effect of
interest   rates,  government  spending,  and  general   economic
conditions on construction, mining and other activities in which SDC's products are sold; national and international political climate and military activities; and other factors, risks and uncertainties set forth in more detail in SDC's filings with the
U.S.  Securities  and  Exchange  Commission.  Actual  events   or
performance   may  differ  materially  from  any  forward-looking
statement due to these and other risks, uncertainties and significant factors.






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